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Exhibit 10.49

SECURITIES PURCHASE AGREEMENT

        This SECURITIES PURCHASE AGREEMENT (this "Agreement"), is entered into as of December 20, 2002, between Brigham Exploration Company, a Delaware corporation (the "Company"), and the Credit Suisse First Boston entities listed on Schedule A hereto (collectively referred to as "Investors").

        WHEREAS, the Company has authorized the sale and issuance of an aggregate of up to 500,000, shares of its Series B Preferred Stock (the "Shares") and warrants to acquire 2,298,850 shares of its Common Stock, (the "Warrants"), in the form attached hereto as Exhibit A;

        WHEREAS, Investors desire to purchase the Shares and the Warrants on the terms and conditions set forth herein; and

        WHEREAS, the Company desires to issue and sell the Shares and the Warrants to Investors on the terms and conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and Investors hereby agree as follows:

ARTICLE I
TERMS OF THE TRANSACTION

        1.1    Authorization of Shares.    On or prior to the Closing (as defined in Section 2.1 below), the Company shall have authorized (a) the sale and issuance to Investors of the Shares and the Warrants and (b) the issuance of such shares of Common Stock to be issued upon exercise of the Warrants (the "Warrant Shares"). The Shares shall have the rights, preferences, privileges and restrictions set forth in the Certificate of Designations of the Company, in the form attached hereto as Exhibit B as amended by the Certificate of Amendment of Certificate of Designations in the form attached hereto as Exhibit C (as so amended, the "Certificate of Designations").

        1.2    Sale and Purchase.    Subject to the terms and conditions hereof, at the Closing the Company hereby agrees to issue and sell to Investors, and Investors agree to purchase from the Company, 500,000 Units at a purchase price of Twenty Dollars ($20.00) per Unit, with each such Unit consisting of (i) one Share and (ii) Warrants to purchase 4.5977 Warrant Shares and such Shares and Warrants shall be allocated among the Investors as set forth on Schedule A hereto.

ARTICLE II
CLOSING

        2.1    Closing.    The closing of the sale and purchase of the Shares and Warrants under this Agreement (the "Closing") shall take place at the offices of Brigham Exploration Company, 6300 Bridge Point Parkway, Building 2, Suite 500, Austin, Texas 78730, at 10:00 a.m., local time, on the date of this Agreement or at such other time or place as the Company and Investors may mutually agree (the "Closing Date"). All closing transactions at the Closing shall be deemed to have occurred simultaneously.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Investors, as of the date hereof, that:

        3.1    Corporate Organization.    The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority in all material respects to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve the Company are pending or, to the best knowledge of the Company, threatened. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

        3.2    Capitalization of the Company.

        (a)  On the Closing Date, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $.01 par value, 2,250,000 of which are designated as Series A Preferred Stock and 1,000,000 of which are designated as Series B Preferred Stock. As of the date hereof, (i) 16,302,857 shares of Common Stock are outstanding and 1,730,238 shares of preferred stock are outstanding and (ii) 1,852,235 shares of Common Stock are reserved for issuance upon exercise of outstanding employee, officer and director stock options and 16,990,503 shares of Common Stock are reserved for issuance upon exercise of outstanding warrants or conversion rights. All outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable, and no shares of capital stock of the Company are subject to, nor have any been issued in violation of, preemptive or similar rights. On the Closing Date, the rights, preferences, privileges and restrictions of the Shares will be as stated in the Certificate of Designations.

        (b)  Except as set forth above in subparagraph (a) of this Section 3.2, there are outstanding (i) no shares of capital stock or other voting securities of the Company; (ii) no securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company; (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue or sell, any shares of capital stock or other voting securities of the Company or any securities of the Company convertible into or exchangeable for such capital stock or voting securities; and (iv) no equity equivalents, interests in the ownership or earnings, or other similar rights of or with respect to the Company.

        (c)  Neither the execution of this Agreement nor the performance of the Company's obligations hereunder, nor the consummation of any other transaction currently contemplated by the Company or any of its Subsidiaries, will trigger or cause any adjustment under any anti-dilution provisions or any other similar provisions contained in any agreement as currently in effect that have the effect of (i) causing a decrease in any exercise price or conversion price in any security exercisable for or convertible into shares of Common Stock (a "Common Stock Equivalent"), or (ii) causing an increase in the number of shares of Common Stock that may be acquired upon conversion or exercise of a Common Stock Equivalent.

        3.3    Authority Relative to This Agreement.    The Company has full corporate power and authority to execute, deliver, and perform this Agreement and to execute, deliver, and where applicable, perform the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the execution, delivery, and where applicable, performance by it of the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been (or prior to the Closing will have been) duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered by the Company and constitutes, and each Ancillary Document executed or to be executed by the Company has been, or when executed will be, duly executed and delivered by the Company and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        3.4    Noncontravention.    The execution, delivery, and performance by the Company of this Agreement and the execution, delivery, and where applicable, the performance by it of Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of the Company's Certificate of Incorporation, as amended, or the Company's Bylaws, as amended, or the charter, bylaws, partnership agreement or other governing instruments of any Subsidiary, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any loss of material benefit, or of any right of termination, cancellation, or acceleration under, any Material Agreement, (iii) result in the creation or imposition of any Encumbrance upon the properties of the Company or any Subsidiary or (iv) assuming compliance with the matters referred to in Section 3.5, violate any Applicable Law binding upon the Company or any Subsidiary, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        3.5    Consents and Approvals.    No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery, or performance by the Company of this Agreement and the execution, delivery, and where applicable, performance of Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than (i) compliance with any applicable requirements of the Securities Act; (ii) compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable state securities laws; (iv) filing of the Certificate of Amendment of Certificate of Designations with the Delaware Secretary of State;. (v) compliance with any applicable requirements of the HSR Act as a result of the exercise of any of the Warrants; and (vi) such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except for such consents as are obtained before or contemporaneously with consummation of the Closing, no consent or approval of any person other than the Company, Investors or any Governmental Entity is required to be obtained or made by the Company or any Subsidiary in connection with the execution, delivery, or performance by the Company of this Agreement and execution, delivery and, where applicable, performance of the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, other than such consents, approvals, orders, or authorizations which, if not obtained, and such declarations, filings, or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        3.6    Authorization of Issuance; Reservation of Shares.    When issued and delivered pursuant to this Agreement and the Certificate of Designations against payment therefor, the Shares and the Warrants will be validly issued, fully paid and nonassessable. The Warrant Shares have been duly and validly reserved for issuance. The issuances of the Shares and the Warrants are not subject to any preemptive or similar rights.

        3.7    Financial Condition.    The audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2001 and the related consolidated statement of income, stockholders'

equity and cash flow of the Company and its Subsidiaries for the fiscal year ended on said date, with the opinion thereon of PricewaterhouseCoopers LLP heretofore furnished to the Investors and the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2002 and their related consolidated statements of income, stockholders' equity and cash flow of the Company and its Subsidiaries for the six-month period ended on such date heretofore furnished to the Investors, are complete and correct and fairly present the consolidated financial condition of the Company and its Subsidiaries as at said dates and the results of its operations for the fiscal year and the nine-month period on said dates, all in accordance with GAAP, as applied on a consistent basis (subject, in the case of the interim financial statements, to normal year-end adjustments). Neither the Company nor any Subsidiary has on the Closing Date any debt, trade payables, contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Company's financial statements provided to the Investors as set forth in this Section 3.7 or in Schedule 3.7 or except to the extent that the existence of any of the foregoing would not have a Material Adverse Effect relative to the Company. Since December 31, 2001, there has been no change or event having a Material Adverse Effect relative to the Company, except as disclosed to the Investors in writing. Since December 31, 2001, neither the business nor the properties of the Company's Subsidiaries, taken as a whole, have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property or cancellation of contracts, permits or concessions by any Governmental Entity, riot, activities of armed forces or acts of God or of any public enemy.

        3.8    Litigation.    Except as disclosed in Schedule 3.8 hereto, at the Closing Date there is no litigation, legal, administrative or arbitral proceeding, investigation or other action of any nature pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any Subsidiary which both (a) involves the possibility of any judgment or liability against the Company or any Subsidiary not fully covered by insurance (except for normal deductibles), and (b) would be more likely than not to have a Material Adverse Effect relative to the Company.

        3.9    ERISA.    The Company and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan. Each Plan is, and has been, maintained in substantial compliance with ERISA and, where applicable, the Code.

        No act, omission or transaction has occurred which could result in imposition on the Company or any ERISA Affiliate (whether directly or indirectly) of an amount of $100,000 or more as (i) either a civil penalty assessed pursuant to section 502(c), (i) or (1) of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

        No Plan (other than a defined contribution plan) or any trust created under any such Plan has been terminated since September 2, 1974. No liability to the Pension Benefit Guaranty Corporation in excess of $100,000 (other than for the payment of current premiums which are not past due) by the Company or any ERISA Affiliate has been or is expected by the Company or any ERISA Affiliate to be incurred with respect to any Plan. No ERISA Event with respect to any Plan has occurred which could reasonably be expected to result in liabilities of $100,000 or more.

        Full payment when due has been made of all amounts which the Company or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan, and no accumulated funding deficiency in an amount of $100,000 or more (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, exists with respect to any Plan.

        The actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not, as of the end of the Company's most recently ended fiscal year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by $100,000 or more. The term "actuarial present value of the benefit liabilities" shall have the meaning specified in section 4041 of ERISA.

        None of the Company or any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Company or any ERISA Affiliate in its sole discretion at any time without any material liability.

        None of the Company or any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the preceding six calendar years, sponsored, maintained or contributed to, any Multiemployer Plan.

        None of the Company or any ERISA Affiliate is required to provide security under section 401(a)(29) of the Code due to a Plan amendment that results in an increase in current liability for the Plan.

        3.10    Taxes.    The Company has filed all United States Federal income tax returns and all other tax returns which are required to be filed by it and has paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company, except for any taxes which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained. The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. No tax lien has been filed and, to the knowledge of the Company, no claim is being asserted with respect to any such tax, fee or other charge, except for any taxes, fees or other charges which are not material or which are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

        3.11    Titles, etc.

        (a)  Subject to the matters set out in Schedule 3.11, each of the Company and the Subsidiaries has defensible title, in all material respects, to the material Oil and Gas Properties that are evaluated in the most recently delivered reserve report, free and clear of all Liens, other than Excepted Liens. Except for immaterial divergences, after giving full effect to the Excepted Liens, the Company owns, in all material respects, the net interests in production attributable to the Hydrocarbon Interests that are evaluated in the most recently delivered reserve report, and the ownership of such Hydrocarbon Interests shall not in any material respect obligate the Company to bear the costs and expenses relating to the maintenance, development and operations of each such Hydrocarbon Interest in an amount in excess of the working interest of such Hydrocarbon Interest (without a corresponding increase in net revenue interest). The Company does not believe, based upon information in its possession, that its most recently delivered reserve report materially overstates its oil and gas reserves, bearing in mind that reserves are evaluated based upon estimates and assumptions with respect to which reasonable minds of competent reserve engineers may differ.

        (b)  All leases and agreements necessary for the conduct of the business of the Company and the Subsidiaries are valid and subsisting, in all material respects, in full force and effect and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which would have a Material Adverse Effect on the conduct of the business of the Company and the Subsidiaries.

        (c)  The Oil and Gas Properties presently owned (whether of record or beneficially owned), leased or licensed by the Company and the Subsidiaries, including, without limitation, all easements and rights of way, include all properties necessary to permit the Company and the Subsidiaries to conduct their business in all material respects in the same manner as its business has been conducted prior to the Closing Date.

        (d)  All of the properties of the Company and the Subsidiaries which are reasonably necessary for the operation of their business are in good working condition in all material respects and are maintained in accordance with prudent business standards.

        3.12    No Material Misstatements.    Taken as a whole, the written information, statements, exhibits, certificates, documents and reports furnished to Investors by the Company or any Subsidiary in connection with the negotiation of this Agreement do not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in the light of the circumstances in which made and with respect to the Company or any Subsidiary. As of the Closing Date, there is no fact peculiar to the Company or Subsidiary which has a Material Adverse Effect relative to the Company or in the future is reasonably likely to have (so far as the Company can now foresee) a Material Adverse Effect and which has not been set forth in this Agreement or the other documents, certificates and statements furnished to Investors by or on behalf of the Company or any Subsidiary prior to, or on, the Closing Date in connection with the transactions contemplated hereby.

        3.13    Investment Company Act.    Neither the Company nor any Subsidiary is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

        3.14    Public Utility Holding Company Act.    Neither the Company nor any Subsidiary is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        3.15    Subsidiaries.    Except as set forth on Schedule 3.15, the Company has no Subsidiaries. Each Subsidiary is a corporation, limited liability company or limited partnership, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, if applicable, and has all requisite corporate power and authority in all material respects to own, lease, and operate its properties and to carry on its business as now being conducted. Each Subsidiary is duly qualified to do business as a foreign corporation or limited partnership, if applicable, and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect. There are outstanding (i) no securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of any Subsidiary of the Company and (ii) no options or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue or sell, any shares of capital stock or other voting securities of any Subsidiary of the Company or any securities of any Subsidiary of the Company convertible into or exchangeable for such capital stock or voting securities.

        3.16    Defaults.    Neither the Company nor any Subsidiary is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default under any material agreement or instrument to which the Company is a party or by which the Company is bound, which default would have a Material Adverse Effect.

        3.17    Environmental Matters.    Except for matters which are more likely than not to not have a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions is more likely than not to not have a Material Adverse Effect):

        (a)  To the best of the Company's knowledge, neither any Oil and Gas Property of the Company or any of its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Entity or any Environmental Laws;

        (b)  Without limitation of clause (a) above, no Oil and Gas Property of the Company or any of its Subsidiaries nor the operations currently conducted thereon or, to the best knowledge of the Company, by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Entity or to any remedial obligations under Environmental Laws;

        (c)  All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries in connection with the operation or use of any and all Oil and Gas Property of the Company and each of its Subsidiaries, including without limitation present, or to the best of Company's knowledge, past treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, and the Company and each Subsidiary thereof are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;

        (d)  To the best of the Company's knowledge, all hazardous substances, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all Oil and Gas Property of the Company and each of its Subsidiaries have in the past, during the tenure of ownership of the Company and its Subsidiaries and prior thereto, been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and, to the best knowledge of the Company, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Entity in connection with any Environmental Laws;

        (e)  To the best of the Company's knowledge, no hazardous substances, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any Oil and Gas Property of the Company or any of its Subsidiaries except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment; and

        (f)    To the extent applicable, all Oil and Gas Property of the Company and each of its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the OPA or scheduled as of the Closing Date to be imposed by OPA during the term of this Agreement, and the Company does not have any reason to believe that such Oil and Gas Property, to the extent subject to OPA, will not be able to maintain compliance with the OPA requirements during the term of this Agreement; and

        (g)  Neither the Company nor any of its Subsidiaries has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance or solid waste into the environment.

        3.18    Compliance with the Law.    Neither the Company nor any Subsidiary has violated any Governmental Requirement or failed to obtain any license, permit, franchise or other governmental authorization necessary for the ownership of any of its Oil and Gas Properties or the conduct of its business, which violation or failure would have (in the event such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect. Except for such acts or failures to act as would not have a Material Adverse Effect, the Oil and Gas Properties (and properties unitized therewith) have been maintained and developed, and to the best of the Company's knowledge operated, in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all duly constituted authorities having jurisdiction and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection, but subject to the Material Adverse Effect qualification set forth above, (i) after the Closing Date, no Oil and Gas Property is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) are deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

        3.19    Insurance.    Schedule 3.19 attached hereto contains an accurate and complete description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by the Company and each Subsidiary as of the Closing Date. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Company or any Subsidiary is a party; are valid, outstanding and enforceable policies; provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Company and each Subsidiary; will remain in full force and effect through the respective dates set forth in Schedule 3.19 with the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. Schedule 3.19 identifies all material risks, if any, which the Company, the Subsidiaries and their respective Board of Directors or officers have designated as being self insured. Neither the Company nor any Subsidiary has been refused any insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary policy limits, by an insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last three years.

        3.20    Hedging Agreements.    Schedule 3.20 sets forth, as of the Closing Date, a true and complete list of all Hedging Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of oil, gas or other commodities) of the Company and each Subsidiary.

        3.21    Material Agreements.    Set forth on Schedule 3.21 hereto is a complete and correct list of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the Closing Date (other than Hedging Agreements) providing for, evidencing, securing or otherwise relating to any material Debt of the Company or any Subsidiary, and all obligations of the Company or any Subsidiary to issuers of surety or appeal bonds (excluding operator's bonds, plugging and abandonment bonds, and similar surety obligations obtained in the ordinary course of business) issued for account of the Company or any such Subsidiary.

        3.22    Gas Imbalances.    As of the Closing Date, except as set forth in the most recent Reserve Report furnished to Investors, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to the Company's or any Subsidiary's Hydrocarbon Interests in the aggregate which would require the Company or such Subsidiary to deliver five percent (5%) or more of the monthly production from the Company's and its Subsidiaries' Hydrocarbons produced on a monthly basis from the Hydrocarbon Interests, at some future time without then or thereafter receiving full payment therefor.

        3.23    Brokerage Fees.    The Company has not retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of the sale by the Company and the purchase by Investors of the Shares pursuant to this Agreement.

        3.24    SEC Filings.    The Company has complied in all material respects with its obligations to file with the Securities and Exchange Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1999 under the Securities Act and the Exchange Act. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by the Company with the Securities and Exchange Commission since such date are herein collectively referred to as the "SEC Filings". The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of federal securities laws. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed or as same may have been amended, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

        3.25    Stockholder Approval.    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder require the approval of the stockholders of the Company under the applicable listing rules of the Nasdaq Stock Market, Inc.; provided, however, that certain of the anti-dilution provisions contained in the Warrants shall not be enforceable until after approval of the stockholders of the Company as set forth therein.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTORS

        Each Investor represents and warrants to the Company that:

        4.1    Organization.    Each of DLJ Merchant Banking Partners III, LP ("MBP"); Millennium Partners II, L.P. ("MPII"); and MBP III Plan Investors, L.P. ("MPIII") is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.("DOP"); DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V. ("DOP-1"); and DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V. ("DOP-2") is a limited partnership (commanditaire vennootschap) duly organized, validly existing and in good standing under the laws of the Netherlands Antilles. DLJ MB PartnersIII GmbH & Co. KG ("MBP GmbH") is a limited partnership duly organized, validly existing and in good standing under the laws of the Republic of Germany. Each Investor has all requisite corporate power and authority in all material respects to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve either Investor are pending or, to the best knowledge of any Investor, threatened.

        4.2    Authority Relative to This Agreement.    Each Investor has full corporate or (if applicable) other power and authority to execute, deliver, and perform this Agreement and execute, deliver and, where applicable, perform the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by each Investor of this Agreement and execution, delivery, and, where applicable, performance of the Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate (if applicable) action of such Investor. This Agreement has been duly executed and delivered by each Investor and constitutes, and each Ancillary Document executed or to be executed by each Investor has been, or when executed will be, duly executed and delivered by such Investor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (ii) general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

        4.3    Noncontravention.    The execution, delivery, and performance by each Investor of this Agreement and the execution, delivery and, where applicable, performance of Ancillary Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of any provision of MBP's, MPII's or MPIII's Certificate of Limited Partnership or partnership agreement, DOP's, DOP-1's or DOP-2's Agreement of Limited Partnership, or MBP GmbH's Certificate of Kommanditgesellschaft/L.P., (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation to which any Investor is a party or by which Investor or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of any Investor, or (iv) violate any Applicable Law binding upon any Investor, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations, or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on any Investor.

        4.4    Consents and Approvals.    No consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity is required to be obtained or made by Investors in connection with the execution, delivery, or performance by Investors of this Agreement and the execution, delivery and, where applicable, performance of the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby. No consent or approval of any person other than any Governmental Entity is required to be obtained or made by any Investor in connection with the execution, delivery or performance by Investors of this Agreement and the execution, delivery and, where applicable, performance of the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby or thereby.

        4.5    Purchase for Investment.    Each Investor understands that none of the Shares, the Warrants or the Warrant Shares have been registered under the Securities Act. Each Investor also understands that the Shares, the Warrants and the Warrant Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Investors' representations contained in this Agreement. Each Investor hereby represents and warrants as follows:

        (a)    Investor Bears Economic Risk.    Each Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Without limiting the generality of the foregoing, each Investor further represents that it has such knowledge regarding the oil and gas industry and the business of the Company and the current circumstances surrounding such industry and business that it is capable of evaluating the merits and risks of the acquisition of the Shares, the Warrants and the Warrant Shares. Each Investor must bear the economic risk of this investment indefinitely unless the Shares, the Warrants or the Warrant Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Each Investor understands that the Company has no present intention of registering the Shares, the Warrants or the Warrant Shares. Each Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow an Investor to transfer all or any portion of the Shares, Warrants or Warrant Shares under the circumstances, in the amounts or at the times an Investor might propose.

        (b)    Acquisition for Own Account.    Each Investor is acquiring the Shares, the Warrants and Warrant Shares for such Investor's own account for investment only, and not with a view towards their distribution.

        (c)    Investor Can Protect Its Interest.    Each Investor represents that by reason of its, or of its management's, business or financial experience, such Investor has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement and the Ancillary Agreements. Further, no Investor is aware of any publication of any advertisement in connection with the transactions contemplated in the Agreement.

        (d)    Accredited Investor.    Each Investor represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

        (e)    Company Information.    Each Investor has had access to the Company's SEC Filings and has had an opportunity to discuss the Company's business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company's operations and facilities. Each Investor has also had the opportunity to ask questions of, and receive answers from, the Company and its management regarding the terms and conditions of this investment. Each Investor hereby acknowledges and affirms that it has completed its own independent investigation, analysis, and evaluation of the Company and its subsidiaries, that it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise), and prospects of the Company and its subsidiaries as it has deemed necessary or appropriate, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on its own independent investigation, analysis, and evaluation of the Company and its subsidiaries, or that of its own independent advisers in evaluating its investment in the Shares, Warrants and Warrant Shares.

        (f)    Rule 144.    Each Investor acknowledges and agrees that the Shares and the Warrants, and, if issued, the Warrant Shares, must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Each Investor has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

        (g)    Transfer Restrictions.    Each Investor acknowledges and agrees that the Shares, the Warrants and the Warrant Shares are subject to restrictions on transfer as set forth in Section 5.5, below, and further understands that the Shares, the Warrants and the Warrant Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares, the Warrants and the Warrant Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Shares, the Warrants and the Warrant Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, each Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Appropriate stop transfer instructions may be issued to the transfer agent for securities of the Company (or a notation may be made in the appropriate records of the Company) in connection with the Shares, the Warrants or the Warrant Shares.

        (h)    Confirmation.    The acquisition of the Shares by an Investor at the Closing shall constitute such Investor's confirmation of the foregoing representations.

        4.6    No Other Shares.    Except for such rights as may be conferred on an Investor under the First Purchase Agreement, the Second Purchase Agreement or by this Agreement and the Ancillary

Documents, Investors do not beneficially own, directly or indirectly, any shares of capital stock or other securities of the Company or any of its Subsidiaries.

        4.7    Financial Resources.    Each Investor has the financial resources available to it as are necessary to perform its obligations to acquire the Shares pursuant to the terms of this Agreement.

        4.8    Brokerage Fees.    No Investor has retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of the sale by the Company and the purchase by Investors of the Shares pursuant to this Agreement.

ARTICLE V
ADDITIONAL AGREEMENTS

        5.1    Reasonable Best Efforts.

        (a)  Each party hereto agrees that it will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) reasonable best efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) reasonable best efforts to defend, and cooperation in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

        (b)  Without limiting the generality of Section 5.1(a), to the extent required by the HSR Act, each of the parties hereto shall (i) file or cause to be filed, as promptly as practicable but in no event later than five (5) consecutive Business Days after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each party hereto agrees to request, and to cooperate with the other party or parties in requesting, early termination of any applicable waiting period under the HSR Act. Notwithstanding the foregoing, if any report or other document is required to be filed by any Investor under the HSR Act solely as a result of the purchase and sale of the Shares or the Warrants (with no regard to any other securities held by such Investor or its Affiliates), the Company shall pay any and all fees and expenses, including filing fees and legal expenses, incurred by such Investor in connection with the filing of such reports or other documents and any other actions required to comply with the provisions of the HSR Act.

        5.2    Press Releases.    Except as may be required by Applicable Law or by the rules of any national securities exchange or registered securities association, prior to the Closing, neither Investors nor the Company shall issue any press release with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld under the circumstances). Any such press release required by Applicable Law or by the rules of any national securities exchange or registered securities association shall only be made after reasonable notice to the other party.

        5.3    Fees and Expenses.    Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense.

        5.4    Survival.    The representations and warranties made herein shall survive the Closing, regardless of any investigation made by or on behalf of any party, until the second anniversary of the Closing Date; provided, however, the representations and warranties contained in Sections 3.9, 3.10 and 3.17 shall survive until the expiration of the applicable statute limitations relating to the subject matters of such representations and warranties (the "Survival Date".) All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company herein for purposes of this Section 5.4. No action may be brought with respect to a breach of any representation or warranty after the Survival Date unless, prior to such time, the party seeking to bring such an action has notified the other parties of such claim, specifying in reasonable detail the nature of the loss suffered.

        5.5    Transfer Restrictions.

        (a)  Notwithstanding any provision contained in this Agreement to the contrary, each Investor agrees that it will not, directly or indirectly, sell, assign, transfer, pledge, encumber, or otherwise dispose of any of the Shares, Warrants or Warrant Shares except:

  (i)
  In compliance with Rule 144; provided, however, that the Investor shall provide the Company with copies of all filings made with the Securities and Exchange Commission with respect to sales of securities under Rule 144 and with such other information and documents as the Company shall reasonably require in order to assure full compliance with Rule 144; or (ii) Pursuant to a no-action letter or other interpretive statement or release of the Securities and Exchange Commission to the effect that the proposed sale or other disposition may be effected without registration under the Securities Act; or

  (iii)
  Pursuant to an applicable exemption (other than Rule 144) under the Securities Act; provided, however, that the Investor shall have furnished the Company with an opinion of counsel, which opinion and counsel shall be reasonably acceptable to the Company, to the effect that such disposition does not require registration of such securities under the Securities Act; provided further, however, that no opinion of counsel shall be required in the case of a transfer to affiliates (as hereinafter defined) of Investor if such affiliates shall have furnished the Company with the representations contained in Section 4.5 of this Agreement and shall have agreed with the Company to be subject to the terms of this Agreement to the same extent as if an original holder of securities pursuant hereto. For purposes of this Section 5.5(a)(iii), "affiliates" shall mean one or more of (A) Affiliates as defined in Section 11.1, or (B) any other Investor; or

  (iv)
  Pursuant to an effective registration statement filed under the Securities Act.

        (b)  It is agreed and understood by each Investor that the certificates or instruments representing the Shares, Warrants and Warrant Shares shall each be stamped or otherwise imprinted with a legend in substantially the following form:

        "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. SUCH SECURITIES ARE SUBJECT TO THE RESTRICTIONS AND PRIVILEGES SPECIFIED IN A SECURITIES PURCHASE AGREEMENT, DATED AS OF DECEMBER 20, 2002, BETWEEN BRIGHAM EXPLORATION COMPANY AND THE

INITIAL HOLDERS OF SECURITIES NAMED THEREIN, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF BRIGHAM EXPLORATION COMPANY AND WILL BE FURNISHED WITHOUT CHARGE TO THE HOLDER HEREOF UPON WRITTEN REQUEST, AND THE HOLDER OF THIS CERTIFICATE AGREES TO BE BOUND THEREBY."

        5.6    Consideration.    The sum of Five Hundred Thousand Dollars ($500,000) shall be deducted from the Purchase Price as consideration for the Investors entering into the purchase of the Units. The Company shall pay all reasonable out-of-pocket expenses ("Investor Expenses") incurred by the Investors, including attorneys' fees. At the Closing, the company shall pay $75,000 in partial payment of the Investor Expenses, with a detailed final accounting for the Investor Expenses to be submitted by the Investors within thirty (30) days after the Closing Date. The Company shall pay to the Investors such final amount of Investor Expenses (less expenses already paid at Closing) within thirty (30) days following the Company's receipt of such final accounting from the Investors.

        5.7    Action at Annual Meeting of Stockholders.

        (a)  The Company shall take all action necessary in accordance with applicable law and the Company's Certificate of Incorporation and Bylaws to have the Company's common stockholders, at the Annual Meeting to be held on or before May 31, 2003, consider and approve the matters described in the Stockholders Voting Agreement dated December 20, 2002, by and among the Company and certain of its stockholders, such approval, when so obtained, shall be referred to as the "Stockholder Approval". The Company shall not mail or otherwise distribute the proxy statement or information statement (or any related proxy materials or amendments or supplements thereto, if any) relating to the Annual Meeting to its stockholders without consultation with Investors and their counsel, and such proxy statement or information statement and such other items shall, to the extent same relate to the subject matter of the Stockholders Voting Agreement, be in such form as Investors and their counsel shall approve (such approval not to unreasonably withheld).

        (b)  The Company shall provide a certificate signed by a duly authorized officer of the Company to each holder of Warrants promptly after the Annual Meeting certifying whether the Stockholder Approval has been obtained at the Annual Meeting and whether the anti-dilution provisions contained in the Warrants are then enforceable.

        5.8    Capitalization Certificate.    The Company shall provide, immediately after the Closing, a schedule reflecting the capitalization of the Company as of immediately after the transactions contemplated by this Agreement, including at least the information provided in the representation in Section 3.2 and indicating the number of fully-diluted shares of Common Stock, and certified by the Chief Financial Officer of the Company (the "Certificate"). Until the second anniversary of the Closing Date, the Company shall amend the Certificate at any time after the Closing to reflect any changes to the Certificate (which in all cases shall reflect the capitalization of the Company as of immediately after the transactions contemplated by this Agreement) if the Company learns that the Certificate is incorrect or not complete in any respect. Notwithstanding any provision contained in this Agreement, the Amended Registration Rights Agreement and the Warrant Certificate, if the number of fully-diluted shares of common stock as reflected in the Certificate at any time is more than 33,828 shares in excess of 33,827,779 shares of Common Stock, then the number of shares purchasable upon exercise of the Warrant shall be increased to a number of shares equal to 6.796% of the fully-diluted shares of Common Stock. Upon any such adjustment to the number of shares to be acquired upon exercise of the Warrant, the holder of the Warrant shall deliver to the Company the Warrant Certificate for cancellation and immediately thereupon the Company shall issue a new Warrant Certificate reflecting the registered number of shares purchasable thereunder. For purposes of this Section 5.8, the term "fully-diluted shares of Common Stock" means the sum of shares of Common Stock outstanding, plus all shares of Common Stock issuable pursuant to (i) the conversion or exchange of securities that are convertible into or exchangeable for shares of Common Stock or the exercise of any option, warrant or other right to acquire shares of Common Stock from the Company, (ii) the conversion or exchange of any security that is convertible into or exchangeable for any securities referred to in Section 5.8(i) or the exercise of any security that is exercisable for any securities referenced in Section 5.8(i), and (iii) the exercise of any rights under any agreement regarding equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to the Company.

        5.9    Restrictions on Certain Actions.    Investors hereby agree (subject to the occurrence of the Closing) that for a period of one year from the Closing Date, Investors shall not, without the prior written approval of the Board of Directors of the Company, in any manner, directly or indirectly, acquire for their own accounts any Voting Securities (or beneficial ownership thereof), except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally and except for acquisitions of Common Stock upon exercise of the Warrants (as defined herein), upon exercise of the Warrants (as defined in the First Purchase Agreement), upon exercise of the Warrants (as defined in the Second Purchase Agreement) or upon conversion of the Loans (as defined in the Assignment Agreement) in accordance with the Equity Conversion Agreement (as defined in the Assignment Agreement). The parties acknowledge that various Affiliates of the Investors are brokers or investment advisors or are otherwise engaged in transactions in securities generally as part of their ordinary course of business. The parties agree that actions taken by Affiliates of the Investors as such in the ordinary course of their business, such as acting as broker for clients acquiring shares of Voting Securities, shall not be deemed a violation of any of the provisions of this Section 5.9.

ARTICLE VI
CONDITIONS TO OBLIGATIONS OF THE COMPANY

        The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

        6.1    Representations and Warranties.    All the representations and warranties of Investors contained in this Agreement shall be true and correct in all material respects, except as affected by transactions contemplated or permitted by this Agreement.

        6.2    Covenants and Agreements.    Investors shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

        6.3    HSR Act.    All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

        6.4    Legal Proceedings.    No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

        6.5    Consents.    All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.

ARTICLE VII
CONDITIONS TO OBLIGATIONS OF INVESTORS

        The obligations of Investors to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

        7.1    Representations and Warranties.    All the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, except as affected by transactions contemplated or permitted by this Agreement (or the announcement thereof).

        7.2    Covenants and Agreements.    The Company shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

        7.3    HSR Act.    All waiting periods (and any extensions thereof) applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

        7.4    Legal Proceedings.    No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

        7.5    Consents.    All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing.

        7.6    Legal Opinion.    Thompson & Knight, L.L.P., counsel to the Company, shall have delivered to the Investors a legal opinion satisfactory in form and substance to the Investors.

        7.7.    Assignment Agreement.    All conditions precedent to the effectiveness of the sale, assignment and transfer contemplated under the Assignment Agreement shall have been satisfied or waived.

        7.8    Letter Agreement.    All conditions precedent to the purchase of the Shares and Warrants contained in the Letter Agreement dated as of November 21, 2002, between the Company, BOG, and DLJ Merchant Banking III, Inc., shall have been satisfied or waived.

ARTICLE VIII
COVENANTS

        8.1    Affirmative Covenants.    The Company covenants and agrees that, so long as any of the Shares are outstanding:

          (a)  Financial Statements and Other Reports. The Company shall deliver, or shall cause to be delivered, to the Investors:

    (i)
    Annual Financial Statements. As soon as available and in any event within 90 days after the end of each fiscal year of the Company and its consolidated Subsidiaries for such fiscal year, and the related consolidated and unaudited consolidating balance sheets of the Company and its consolidated Subsidiaries as at the end of such fiscal year, and setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by the related opinion of independent public accountants which opinion shall state that said financial statements fairly present the consolidated financial condition and results of operations of the Company and its consolidated Subsidiaries as at the end of, and for, such fiscal year and that such financial statements have been prepared in accordance with GAAP except for such changes in such principles with which the independent public accountants shall have concurred.

    (ii)
    Quarterly Financial Statements. As soon as available and in any event within 60 days after the end of each of the first three fiscal quarterly periods of each fiscal year of the Company, consolidated statements of income, stockholders' equity, changes in financial position and cash flow of the Company and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated and consolidating balance sheets as at the end of such period.

    (iii)
    Monthly Financial Statements. As soon as available and in any event within forty-five (45) days after the end of each calendar month that is not also the end of one of the Company's first three fiscal quarterly periods or of the Company's fiscal year, consolidated statements of income and changes in financial position of the Company and its consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheets as at the end of such period and beginning statements setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year.]

          (b)  SEC Filings, Etc. Promptly, upon its becoming available, each financial statement, report, notice or proxy statement sent by the Company to stockholders generally.

          (c)  Engineering Reports. Not later than April 30 and October 30 of each year, the Company shall furnish to the Investors a Reserve Report as of the preceding December 31 and June 30, respectively. The Reserve Report to be furnished in April of each year shall be prepared by certified independent petroleum engineers or other independent petroleum consultant(s) and the Reserve Report to be furnished in October of each year shall be prepared by or under the supervision of the chief engineer or Vice President of Operations of the Company who shall certify such Reserve Report to have been prepared in accordance with the procedures used in the immediately preceding April Reserve Report. At Company's option, the Reserve Report to be furnished in October of each year may instead consist of a report from the independent petroleum engineers referred to above on any new wells and a roll-forward by Company on any wells previously reported in the Reserve Report described in the immediately preceding April.

          (d)  Exchange Act Reports. At all times (i) timely file all reports required to be filed by the Company under Section 13(d) or Section 15 of the Exchange Act and the rules and regulations thereunder, and (ii) if the Company is no longer subject to the requirements of the Exchange Act, provide holders of the Shares reports in substantially the same form and at the same times as would be required if the Company were subject to the Exchange Act.

          (e)  Nasdaq Listing. Maintain at all times a valid listing for the Common Stock on a national securities exchange or the National Market System or SmallCap Market of the NASDAQ Stock Market, Inc.

          (f)    Further Assurances. The Company at its expense will promptly execute and deliver to the Investors upon request all such other documents, agreements and instruments to comply with or accomplish the covenants and agreements of the Company in this Agreement or any other agreements and documents executed by and between the Company and the Investors.

        8.2    Negative Covenants.    The Company covenants and agrees that, so long as at least 10% of the Shares are outstanding, without the prior written consent of the persons holding 75% of the then outstanding Shares:

          (a)  Dividends, Distributions and Redemptions. The Company will not declare or pay any dividend, purchase, redeem, or otherwise acquire for value any, other than those issued under the First Purchase Agreement or the Second Purchase Agreement, Parity Security or Junior Security

  now or hereafter outstanding, return any capital or make a distribution of its assets to its stockholders.

          (b)  Nature of Business. Neither the Company nor Brigham Oil & Gas, L.P. will allow any material change to be made in the character of its business as an independent oil and gas exploration and production company.

          (c)  Environmental Matters. Neither the Company nor any Subsidiary will knowingly cause or permit any of its Property to be in violation of, or knowingly do anything or permit anything to be done which will subject any such Property to any remedial obligations under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations would have a Material Adverse Effect.

          (d)  Transactions with Affiliates. Neither the Company nor any Subsidiary will enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate unless such transactions are otherwise not in violation of this Agreement, and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

        8.3    Venture Capital Investment.    The rights contained in this Section 8 are intended to satisfy the requirement of management rights for purposes of qualifying the ownership of Common Stock, Preferred Stock and Warrants by one or more of the Investors as a venture capital investment for purposes of the Department of Labor "plan asset" regulation, 29 C.F.R. § 2510.3-101. In the event such rights are not satisfactory for such purpose, the Company and such Investors shall reasonably cooperate in good faith to agree upon mutually satisfactory management rights that satisfy such regulation.

        8.4    Amended Registration Rights Agreement.    Within two business days after the Closing, the Company shall execute and deliver to the Investors the Second Amendment to Registration Rights Agreement by and among the Company, the Investors, MB and ESC.

ARTICLE IX
AMENDMENT AND WAIVER

        9.1    Amendment.    This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

        9.2    Waiver.    No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The provisions of this Agreement may not be waived except by an instrument in writing signed by or on behalf of the party against whom such waiver is sought to be enforced.

ARTICLE X
MISCELLANEOUS

        10.1    Notices.    All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) sent by prepaid overnight courier service, or (iii) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

    (a) If to the Company:

      Brigham Exploration Company
      6300 Bridge Point Parkway

      Building 2, Suite 500
      Austin, TX 78730
      Attention: Chief Financial Officer
      Telefax: 512-427-3400

      with a copy to:
      Thompson & Knight L.L.P.
      1700 Pacific Avenue, Suite 3300
      Dallas, Texas 75201
      Attention: Joe Dannenmaier
      Telefax: 214-969-1751

    (b) If to the Investors at:

      Global Energy Partners
      1100 Louisiana Street
      Houston, Texas 77002
      Fax: 713-890-1429
      Attn: Steven A. Webster

      and

      CSFB Private Equity
      11 Madison Avenue
      New York, New York 10010
      Fax: 917-326-8076
      Attn: Ivy Dodes

      with a copy to:
      Gardere Wynne Sewell, LLP
      1000 Louisiana, Suite 3400
      Houston, Texas 77002
      Attention: N.L. Stevens III
      Telefax: 713-276-5807

Such notices, requests, demands, and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, or (ii) if sent by telecopy or facsimile transmission, when the answer back is received.

        10.2    Entire Agreement.    This Agreement, together with the Schedules, Exhibits, Annexes, and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties and their Affiliates with respect to the subject matter hereof.

        10.3    Binding Effect; Assignment; No Third Party Benefit.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

        10.4    Severability.    If any provision of this Agreement is held to be unenforceable, then this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect to the maximum extent permitted by Applicable Law.

        10.5    Injunctive Relief.    The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

        10.6    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATEOF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

        10.7    Jurisdiction.    Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

        10.8    Counterparts.    This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

ARTICLE XI
DEFINITIONS

        11.1    Certain Defined Terms.    As used in this Agreement, each of the following terms has the meaning given it in this Article:

        "Affiliate" of any Person shall mean (i) any Person directly or indirectly controlled by, controlling or under common control with such first Person, (ii) any director or officer of such first Person or of any Person referred to in clause (i) above and (iii) if any Person in clause (i) above is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. For purposes of this definition, any Person which owns directly or indirectly 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to "control" (including, with its correlative meanings, "controlled by" and "under common control with") such corporation or other Person.

        "Ancillary Documents" means each agreement, instrument, and document (other than this Agreement) executed or to be executed by the Company or any Investor in connection with the sale and purchase of the Shares and Warrants and the other transactions contemplated by this Agreement.

        "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

        "Assignment Agreement" means the Assignment Agreement dated as of November 21, 2002, by and between Shell Capital Inc. as Assignor and the Investors as Assignees.

        "BOG" means Brigham Oil & Gas, L.P.

        "Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in Austin, Texas are authorized or obligated by law or executive order to close.

        "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor statute.

        "Common Stock" means the common stock, par value of $.01 per share, of the Company, and such other class of securities as shall represent the common equity of the Company.

        "Debt" shall mean, for any Person the sum of the following (without duplication): (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments (including principal, interest, fees and charges); (ii) all obligations of such Person (whether contingent or otherwise) in respect of bankers acceptances, letters of credit, surety or other bonds and similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of Property or services (other than for borrowed money) excluding Trade Payables; (iv) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable (whether contingent or otherwise); (v) all obligations under leases (other than capital leases and oil and gas leases) which require such Person or its Affiliate to make payments exceeding $100,000 over the term of such lease, including payments at termination, which are substantially equal to at least eighty percent (80%) of the purchase price of the Property subject to such lease plus interest at an imputed market rate of interest; (vi) all Debt (as described in the other clauses of this definition) of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person; (vii) all Debt (as described in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt of others; (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others including without limitation agreements expressed as an agreement to purchase the Debt or Property of others or otherwise; (x) obligations to pay for goods or services whether or not such goods or services are actually received or utilized by such Person; (xi) any capital stock of such Person in which such Person has a mandatory obligation to redeem such stock; (xii) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment; and (xiii) all obligations of such Person under Hedging Agreements.

        "Encumbrances" means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition, or otherwise), easements, and other encumbrances of every type and description, whether imposed by law, agreement, understanding, or otherwise.

        "Environmental Laws" shall mean any and all Governmental Requirements pertaining to the environment in effect in any and all jurisdictions in which the Company or any Subsidiary is conducting or at any time has conducted business, or where any Oil and Gas Property of the Company or any Subsidiary is located, including without limitation, the Oil Pollution Act of 1990 ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of

1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water ACT, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws. As used in the provisions hereof relating to Environmental Laws, the term "oil" shall have the meaning specified in OPA, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposal") have the meanings specified in RCRA; provided that to the extent the laws of the state in which any Oil and Gas Property of the Company or any Subsidiary is located establish a meaning for "oil", "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA or RCRA, such broader meaning shall apply.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute.

        "ERISA Affiliate" shall mean each trade or business (whether or not incorporated) which together with the Company or any Subsidiary of the Company would be deemed to be a "single employer" within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

        "ESC" means DLJ ESC II, LP, a Delaware limited partnership.

        "Excepted Liens" shall mean: (i) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (ii) Liens in connection with workmen's compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (iii) operators', vendors', carriers', warehousemen's, repairmen's, mechanics', workmen's, materialmen's, construction or other likeLiensarising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties or customary landlord's liens, each of which is in respect of obligations that have not been outstanding more than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (iv) any Liens reserved in leases or farmout agreements for rent or royalties and for compliance with the terms of the farmout agreements or leases in the case of leasehold estates, to the extent that any such Lien referred to in this clause does not materially impair the use of the property covered by such Lien for the purposes for which such property is held or materially impair the value of such property subject thereto; (v) encumbrances (other than to secure the payment of borrowed money or the deferred purchase price of property or services), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any rights of way or other property for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, and defects, irregularities, zoning restrictions and deficiencies in title of any rights of way or other property which in the aggregate do not materially impair the use of such rights of way or other property for the purposes of which such rights of way and other property are held or materially impair the value of such property subject thereto; (vi) deposits of cash or securities to secure the performance of bids, trade contracts, leases, statutory obligations and other obligations of a like nature incurred in the ordinary course of business; and (vii) Liens (including "Excepted Liens") permitted by or created pursuant to the Senior Credit Agreement and Liens permitted by or created pursuant to the Subordinated Credit Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "First Purchase Agreement" means that certain Securities Purchase Agreement dated as of November 1, 2000, between the Company, MB and ESC.

        "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

        "Governmental Requirement" shall mean any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement (in the case of banking regulatory authorities whether or not having the force of law), including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Entity.

        "Hedging Agreements" shall mean any commodity, interest rate or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreements or any option with respect to any such transaction.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Hydrocarbon Interests" shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

        "Hydrocarbons" shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

        "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (i) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (ii) production payments and the like payable out of Oil and Gas Properties. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purposes of this Agreement, a Person shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

        "Material Adverse Effect" means, relative to the Company or the Investors, as the case may be, any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company and the Subsidiaries considered as a whole, or the Investors, as the case may be, or (ii) to the ability of the Company or the Investors, as the case may be, to perform on a timely basis any material obligation of the Company or the Investors, as the case may be, under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith.

        "Material Agreement" means (a) any written agreement, contract, lease, commitment, understanding, instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties may be bound involving total value or consideration or liability in excess of $500,000, (b) any loan or credit agreement, bond, debenture, note, mortgage or indenture by which the Company or any Subsidiary or any of their respective properties may be bound, or (c) any agreement set forth as an exhibit to the Company's Form 10-K for the fiscal year ended December 31, 2001.

        "MB" means DLJMB Funding III, Inc., a Delaware corporation.

        "Oil and Gas Properties" shall mean Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, the lands covered thereby and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests; and all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, similar equipment, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

        "Person" or "person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

        "Plan" shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, which (i) is currently or hereafter sponsored, maintained or contributed to by the Company, any Subsidiary or an ERISA Affiliate or (ii) was at any time during the preceding six calendar years sponsored, maintained or contributed to, by the Company, any Subsidiary or an ERISA Affiliate.

        "Proceeding" means any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

        "Reasonable best efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

        "Rule 144" means Rule 144 promulgated under the Securities Act.

        "Second Purchase Agreement" means that certain Securities Purchase Agreement dated as of March 5, 2001, between the Company, MB, MBP, DOP and ESC.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of February 17, 2000, by and between BOG, Bank of Montreal, as Agent, and the Lenders signatory thereto, as amended on October 31, 2000, together with the "Loan Documents" described therein.

        "Subordinated Credit Agreement" means the Subordinated Credit Agreement dated as of October 31, 2000 by and between BOG, Shell Capital, Inc., as Agent, and the Lenders signatory thereto, together with the "Loan Documents" described therein.

        "Subsidiaries" means Brigham Oil & Gas, L.P.; Brigham, Inc.; Brigham Holdings I, LLC and Brigham Holdings II, LLC.

        "to the best of the Company's knowledge" and similar references to the knowledge of the Company mean the actual knowledge of the executive officers and senior management personnel of the Company after making a reasonable inquiry of individuals responsible for the particular matter.

        "Voting Securities" means shares of Common Stock and any other securities of the Company entitled to vote generally for the election of directors or any other securities (including, without limitation, rights, warrants, and options) convertible into or exchangeable or exercisable for any of the foregoing (whether or not presently convertible, exchangeable, or exercisable).

        IN WITNESS WHEREOF, the parties have executed this Agreement, or caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

THE COMPANY:
BRIGHAM EXPLORATION COMPANY
By:	/s/ DAVID T. BRIGHAM

Name: David T. Brigham
Title: Executive Vice President—Land and Administration
INVESTORS:
DLJ MERCHANT BANKING PARTNERS III, L.P.
By: DLJ MERCHANT BANKING III, INC., its Managing General Partner
By:	/s/ ROBERT CABES
ROBERT CABES Attorney-in-Fact
DLJ MERCHANT BANKING III, INC., AS ADVISORY GENERAL PARTNER ON BEHALF OF DLJ OFFSHORE PARTNERS III, C.V.
By:	/s/ ROBERT CABES
ROBERT CABES Attorney-in-Fact

DLJ MERCHANT BANKING III, INC.,
AS ADVISORY GENERAL PARTNER ON BEHALF OF
DLJ OFFSHORE PARTNERS III-1, C.V. AND AS
ATTORNEY-IN-FACT FOR DLJ MERCHANT BANKING III, L.P.,
AS ASSOCIATE GENERAL PARTNER OF
DLJ OFFSHORE PARTNERS III-1, C.V.
By:	/s/ ROBERT CABES
ROBERT CABES Attorney-in-Fact
DLJ MERCHANT BANKING III, INC., AS ADVISORY
GENERAL PARTNER ON BEHALF OF
DLJ OFFSHORE PARTNERS III-2, C.V. AND
AS ATTORNEY-IN-FACT FOR DLJ MERCHANT BANKING III, L.P.,
AS ASSOCIATE GENERAL PARTNER OF
DLJ OFFSHORE PARTNERS III-2, C.V.
By:	/s/ ROBERT CABES
ROBERT CABES Attorney-in-Fact
DLJ MB PARTNERS III GmbH & CO. KG
By:	DLJ MERCHANT BANKING III, L.P., its Managing Limited Partner
By:	DLJ MERCHANT BANKING III, INC., its General Partner
By:	/s/ ROBERT CABES
ROBERT CABES Attorney-in-Fact
MILLENNIUM PARTNERS II, L.P.
By:	DLJ MERCHANT BANKING III, INC., its Managing General Partner
By:	/s/ ROBERT CABES
ROBERT CABES Attorney-in-Fact
MBP III PLAN INVESTORS, L.P.
By:	DLJ LBO PLANS MANAGEMENT CORPORATION, its Managing General Partner
By:	/s/ ROBERT CABES
ROBERT CABES Attorney-in-Fact

SCHEDULE A

Name	No. of Shares	No. of Warrants
DLJ Merchant Banking Partners III, L.P.	360,450	1,657,241
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.	19,632	90,262
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.	6,571	30,211
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.	4,681	21,522
DLJ MB PartnersIII GmbH & Co. KG	3,106	14,280
Millennium Partners II, L.P.	626	2,878
MBP III Plan Investors, L.P.	104,934	482,456

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  Exhibit 10.49
SECURITIES PURCHASE AGREEMENT
ARTICLE I TERMS OF THE TRANSACTION
ARTICLE II CLOSING
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF INVESTORS
ARTICLE V ADDITIONAL AGREEMENTS
ARTICLE VI CONDITIONS TO OBLIGATIONS OF THE COMPANY
ARTICLE VII CONDITIONS TO OBLIGATIONS OF INVESTORS
ARTICLE VIII COVENANTS
ARTICLE IX AMENDMENT AND WAIVER
ARTICLE X MISCELLANEOUS
ARTICLE XI DEFINITIONS
SCHEDULE A